Exhibit 99.1

Contacts:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX ANNOUNCES APPOINTMENT OF JOHN ORWIN AS CEO AND A MEMBER OF THE BOARD OF DIRECTORS

Orwin to lead company into commercialization; Morris to consult through September 2011

PALO ALTO, Calif., January 6, 2011 — Affymax, Inc. (Nasdaq: AFFY) today announced that the company’s board of directors has appointed John Orwin, the company’s president, to succeed Arlene Morris as chief executive officer and member of the board of directors effective February 1, 2011.  Ms. Morris will remain a consultant until September 2011.

“Arlene led Affymax during a period of great progress, from identification of its lead compound, peginesatide (Hematide™) through late stage development,” said Hollings Renton, Affymax’s chairman of the board. “It is with deep gratitude that we recognize her contributions to the organization.”

Arlene Morris commented, “I am extremely proud of our many accomplishments at Affymax.  I believe the organization is well positioned for the future and it is with great confidence that I turn the helm over to John Orwin, a proven leader in the industry. We recruited John to Affymax with recognition of his strengths in leading commercial organizations which position him ideally to lead the company going forward.”

John Orwin added, “I would like to thank Arlene for her leadership of Affymax thus far and for bringing the organization through a critical period of development.  We are now in final preparations of our NDA and are on track to submit this application to the Food and Drug Administration in the second quarter of 2011.   We believe we are well positioned to commercialize peginesatide upon potential approval for the treatment of anemia in dialysis patients, and look forward to our transition to a commercial organization.”

About Affymax, Inc.
Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™/peginesatide, recently completed Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure. For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the continuation and success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of peginesatide/Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of peginesatide/Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement in this press release.

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